Exhibit 99.2
Tesoro and Tesoro Logistics Elect New Members to their Boards of Directors

SAN ANTONIO — June 1, 2017 — Tesoro Corporation (NYSE: TSO) (“Tesoro”) and Tesoro Logistics LP (NYSE: TLLP) (“Tesoro Logistics") announced that they have elected new members to their respective Boards of Directors. Tesoro elected two new members to its Board of Directors: Paul L. Foster and Jeff A. Stevens. Tesoro Logistics elected Mr. Stevens to its Board of Directors. Mr. Foster and Mr. Stevens are former directors and executive officers of Western Refining, which was acquired by Tesoro on June 1, 2017. With these two appointments, the Tesoro Board of Directors now consists of 12 members and the Tesoro Logistics Board of Directors now consists of 7 members.

“Under the leadership of Paul Foster and Jeff Stevens, Western emerged as one of the nation’s leading integrated refining, marketing and logistics companies,” said Greg Goff, Chairman, President and CEO, Tesoro. “Their vast industry experience and proven managerial skills will be a welcome addition to Tesoro and Tesoro Logistics’ boards, further strengthening our ability to guide our company into the future.”

Mr. Foster served as Chairman of the Board and Executive Chairman for Western Refining, Inc., which he founded in 1997. He was appointed to the Board of Regents of the University of Texas System in 2007, and has served as its Chairman since 2013. He serves on many other boards including: El Paso Chamber of Commerce, Steering Committee of the Borderplex Regional Economic Alliance, Jordan Foster Construction, WestStar Bank and the El Paso branch of Dallas Federal Reserve Bank. He is a former member of Texas Higher Education Coordinating Board, Texas Business Leadership Council, and Texas Economic Development Corporation. Mr. Foster is a graduate of Baylor University with a degree in accounting.

Mr. Stevens served as Chief Executive Officer for Western Refining, Inc. since 2010, and was a member of its Board of Directors since 2005. He previously served Western in other senior leadership roles, including President, Chief Operating Officer and Executive Vice President. He has over 24 years of experience in refined product production and marketing, and earlier in his career worked with Giant Industries, Inc. and Phoenix Fuel. He also serves as a Director of Vomaris Innovations, Inc. Mr. Stevens attended the University of Arizona.

ABOUT TESORO CORPORATION
Tesoro Corporation, soon to become Andeavor, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates 10 refineries in the western United States with a combined capacity of over 1.1 million barrels per day and ownership in a logistics business, which includes interest in Tesoro Logistics LP (NYSE: TLLP) and Western Refining Logistics, LP (NYSE: WNRL) and ownership of their general partners. Tesoro’s retail-marketing system includes approximately 3,000 retail stations marketed under multiple well-known fuel brands, including ARCO®, SuperAmerica®, Shell®, Exxon®, Mobil®, Conoco®, Tesoro®, USA Gasoline™ and Giant®.

ABOUT TESORO LOGISTICS
Tesoro Logistics LP, soon to become Andeavor Logistics, is a leading full-service logistics company operating primarily in the western and midcontinent regions of the United States. TLLP owns and operates a network of crude oil, refined products and natural gas pipelines. TLLP also owns and operates crude oil and refined products truck terminals, marine terminals and dedicated storage facilities. In addition, TLLP owns and operates natural gas processing and fractionation complexes. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

Contact:
Investors:
Brian Randecker, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702